Exhibit 10.1

FINAL FORM

STOCKHOLDERS AGREEMENT

OF

BAKKT HOLDINGS, INC.

DATED AS OF [•], 2021

(i)

STOCKHOLDERS AGREEMENT

This Stockholders Agreement is entered into as of [•], 2021, by and among (i) Bakkt Holdings, Inc., a Delaware corporation (“Pubco”), (ii) each of the parties listed on Schedule 1 hereto (each, a “Bakkt Equity Holder” and, collectively, the “Bakkt Equity Holders”) and (iii) VPC Impact Acquisition Holdings Sponsor, LLC, a Delaware limited liability company (the “Sponsor” and, together with the Bakkt Equity Holders, the “Stockholders”).

RECITALS

WHEREAS, Pubco, Pylon Merger Company LLC, a Delaware limited liability company and wholly owned Subsidiary of Pubco (“Merger Sub”), and Bakkt Holdings, LLC, a Delaware limited liability company (“Bakkt Opco”), entered into that certain Agreement and Plan of Merger, dated as of January 11, 2021 (the “Merger Agreement”), pursuant to which Merger Sub merged with and into Bakkt Opco (the “Merger”), with Bakkt Opco being the surviving limited liability company of the Merger;

WHEREAS, (i) prior to the consummation of the transactions contemplated by the Merger Agreement (the “Transactions”), Pubco was a Cayman Islands exempted company, and (ii) immediately prior to the consummation of the Merger, Pubco domesticated into the State of Delaware as a Delaware corporation and changed its name from “VPC Impact Acquisition Holdings” to “Bakkt Holdings, Inc.” (the “Domestication”);

WHEREAS, in connection with the Domestication and the other Transactions, among other things, (i) each issued and outstanding Class A ordinary share, par value $0.0001 per share, of Pubco (other than those shares validly redeemed in connection with the Redemption (as defined in the Merger Agreement)) was automatically converted into one share of Class A Common Stock and (ii) each issued and outstanding Class B ordinary share, par value $0.0001 per share, of Pubco (all of which Class B ordinary shares were held by the Sponsor and the independent directors of Pubco) was automatically converted into one share of Class A Common Stock (such conversions, together, the “Pubco Common Stock Conversion”);

WHEREAS, pursuant to the Merger Agreement, at the Effective Time (as defined in the Merger Agreement) (and following the filing of the Certificate of Incorporation), (i) in connection with the conversion of the Bakkt Interests (as defined in the Merger Agreement) upon consummation of the Merger, the Bakkt Equity Holders received Bakkt Opco Common Units and Pubco issued to the Bakkt Equity Holders an aggregate number of shares of Class V Common Stock equal to the number of Bakkt Opco Common Units received by the Bakkt Equity Holders, and (ii) in connection with the conversion of the limited liability interests of Merger Sub upon consummation of the Merger, Pubco received Bakkt Opco Common Units in an amount equal to the number of shares of Class A Common Stock outstanding immediately prior to the Effective Time (after giving effect to the Pubco Common Stock Conversion, the PIPE Financing (as defined in the Merger Agreement) and the Redemption);

WHEREAS, each Bakkt Equity Holder has the right to exchange Bakkt Opco Common Units received by such Bakkt Equity Holder in connection with the Merger, along with the transfer to Pubco of an equal number of shares of Class V Common Stock for retirement and cancellation, for shares of Class A Common Stock in the manner set forth in, and pursuant to the terms and conditions of, the Bakkt Opco LLC Agreement and the Exchange Agreement;

WHEREAS, in connection with the Transactions, Pubco and the Stockholders desire to set forth certain understandings between such parties, including with respect to certain governance matters and other rights and obligations associated with the ownership of Equity Securities of Pubco and Bakkt Opco.

NOW, THEREFORE, in consideration of the premises set forth above and of the mutual representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Pubco and the Stockholders, intending to be legally bound, hereby agree as follows:

ARTICLE I

INTRODUCTORY MATTERS

Section 1.01 Defined Terms. In this Agreement, the following terms have the following meanings:

“Affiliate” of a specified Person means a Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such specified Person.

“Agreement” means this Stockholders Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

“Bakkt Equity Holders” has the meaning set forth in the Preamble.

“Bakkt Equity Holders Lock-Up Period” has the meaning set forth in Section 3.01(a).

“Bakkt Equity Holders Lock-Up Shares” means, in respect of each Bakkt Equity Holder, the Equity Securities of Pubco and the Equity Securities of Bakkt Opco, in each case, Beneficially Owned or otherwise held, directly or indirectly, by such Bakkt Equity Holder, including shares of Class A Common Stock (including shares of Class A Common Stock issued to such Bakkt Equity Holder upon exchange of Bakkt Opco Common Units, and retirement and cancellation of an equal number of shares of Class V Common Stock, in accordance with Bakkt Opco LLC Agreement and the Exchange Agreement), shares of Class V Common Stock and Bakkt Opco Common Units.

“Bakkt Opco” has the meaning set forth in the Recitals.

“Bakkt Opco Common Units” means the common units of Bakkt Opco, which provide the holder thereof with, and subject such holder to, such rights, privileges, restrictions and obligations as are set forth in the Bakkt Opco LLC Agreement.

“Bakkt Opco Director” has the meaning set forth in Section 2.01(a).

“Bakkt Opco LLC Agreement” means the Third Amended and Restated LLC Agreement of Bakkt Opco, dated as of [•], 2021, by and among Bakkt Opco, Pubco and the Bakkt Equity Holders, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof.

“Beneficial Owner” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Board” means the Board of Directors of Pubco.

“Business Day” means a day other than a Saturday, Sunday, federal or New York State holiday or other day on which commercial banks in New York City are authorized or required by law to be closed for business; provided that such banks shall be deemed to be open for business in the event of a “shelter in place” order or similar closure of physical branch locations is required at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including wire transfers) are open for use by customers on such day.

“By-Laws” means the by-laws of Pubco, adopted on or substantially around the date of this Agreement, as the same may be amended or restated from time to time.

“Certificate of Incorporation” means the certificate of incorporation of Pubco, filed with the Secretary of State of the State of Delaware on or prior to the date of this Agreement, as the same may be amended or restated from time to time.

“Class I Director” has the meaning set forth in the Certificate of Incorporation.

“Class II Director” has the meaning set forth in the Certificate of Incorporation.

“Class III Director” has the meaning set forth in the Certificate of Incorporation.

“Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of Pubco, including (a) any shares of such Class A common stock issuable upon the exercise of any warrant, option, convertible security or other right to acquire shares of such Class A common stock and (b) any Equity Securities issued in respect of such Class A common stock, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation or similar transaction. For the avoidance of doubt, for purposes of determining whether a Person Beneficially Owns Class A Common Stock under this Agreement, such Person’s ownership will include any Bakkt Opco Common Units which such Person can exchange (when coupled with corresponding shares of Class V Common Stock) into shares of Class A Common Stock pursuant to the Bakkt Opco LLC Agreement and the Exchange Agreement.

“Class V Common Stock” means the Class V common stock, par value $0.0001 per share, of Pubco, including (a) any shares of such Class V common stock issuable upon the exercise of any warrant, option, convertible security or other right to acquire shares of such Class V common stock and (b) any Equity Securities issued in respect of such Class V common stock, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation or similar transaction.

“Closing” has the meaning given to such term in the Merger Agreement.

“Closing Date” has the meaning given to such term in the Merger Agreement.

“Common Stock” means shares of the Class A Common Stock and the Class V Common Stock, including any shares of the Class A Common Stock or the Class V Common Stock issuable upon the exercise of any warrant, option, convertible security or other right to acquire shares of the Class A Common Stock or the Class V Common Stock.

“Confidential Information” means, in respect of a Stockholder, any confidential, non-public information concerning Pubco or any of its Subsidiaries that is furnished after the date of this Agreement by or on behalf of Pubco or any of its Designated Representatives to such Stockholder or any of its Designated Representatives, together with any notes, analyses, reports, models, compilations, studies, documents, records or extracts thereof to the extent containing, based upon or derived from such information, in whole or in part; provided, however, that Confidential Information does not include information:

(a) that is or has become publicly available other than as a result of a disclosure by such Stockholder or any of its Designated Representatives in violation of this Agreement;

(b) that was already known to such Stockholder or any of its Designated Representatives or was in the possession of such Stockholder or any of its Designated Representatives, in either case, without an obligation of confidentiality to Pubco or any of its Affiliates, prior to its being furnished by or on behalf of Pubco or its Designated Representatives;

(c) that is received by such Stockholder or any of its Designated Representatives from a source other than Pubco or its Designated Representatives; provided, that the source of such information was not actually known by such Stockholder or Designated Representative to be bound by a confidentiality agreement with, or other contractual obligation of confidentiality to, Pubco or any of its Affiliates;

(d) that was independently developed or acquired by such Stockholder or any of its Designated Representatives or on its or their behalf, in any case, without the violation of the terms of this Agreement or the use of or reference to any Confidential Information; or

(e) that such Stockholder or any of its Designated Representatives is required or requested, in the good faith determination of such Stockholder or such Designated Representative, to disclose by applicable Law; provided that such Stockholder or such Designated Representative, (i) to the extent permitted by applicable law, notifies Pubco reasonably in advance of any such disclosure, (ii) reasonably cooperates (at Pubco’s sole expense) with Pubco in any reasonable efforts taken by Pubco to prevent or limit such disclosure and (iii) otherwise takes reasonable steps to minimize the extent of any such required disclosure; provided, further, that the requirements of the foregoing proviso shall not be required where disclosure is made in connection with a routine audit or examination by a regulatory or self-regulatory authority, bank examiner or auditor and such audit or examination does not specifically reference Pubco or this Agreement.

“Control” (including its correlative meanings, “Controlling”, “Controlled by” and “under common Control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract, or otherwise).

“Controlled Entity” means, as to any Person, (a) any corporation more than fifty percent (50%) of the outstanding voting stock of which is owned by such Person or such Person’s Immediate Family Members or Affiliates, (b) any trust, whether or not revocable, of which such Person or such Person’s Immediate Family Members or Affiliates are the sole beneficiaries, (c) any partnership of which such Person or an Affiliate of such Person is the managing partner, general partner or investment manager or in which such Person or such Person’s Immediate Family Members or Affiliates hold partnership interests representing at least fifty percent (50%) of such partnership’s capital and profits and (d) any limited liability company of which such Person or an Affiliate of such Person is the manager, managing member or investment manager or in which such Person or such Person’s Immediate Family Members or Affiliates hold membership interests representing at least fifty percent (50%) of such limited liability company’s capital and profits.

“Designated Representatives” means, with respect to any Person, (a) any of such Person’s Affiliates and such Person’s and its Affiliates’ respective directors, managers, investment managers, officers, partners (including general partners), members, equityholders, employees, agents, attorneys, accountants, actuaries, insurers, financing sources, consultants, financial or other advisors or (b) any prospective purchaser of all, or a material portion, of such Person’s Equity Securities of Pubco if such prospective purchaser has agreed, in writing with Pubco, to customary confidentiality and use restrictions with respect to such Confidential Information.

“Director” means any member of the Board from time to time.

“Domestication” has the meaning set forth in the Recitals.

“Equity Securities” means, with respect to any Person, any shares of capital stock or equity of (or other ownership or profit interests in) such Person, any warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, any securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, options or other rights for the purchase or acquisition from such Person of such shares of capital stock or equity of (or other ownership or profit interests in) such Person, restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and any other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as they may be amended from time to time.

“Exchange Agreement” means the Exchange Agreement, dated as of [•], 2021, by and among Pubco, Bakkt Opco and the other parties thereto.

“Governmental Authority” means any federal, state, tribal, local or foreign governmental or quasi-governmental entity or municipality or subdivision thereof or any authority, administrative body, department, commission, board, bureau, agency, court, tribunal or instrumentality, arbitration panel, commission or similar dispute resolving panel or body, or any applicable self-regulatory organization.

“ICE” means Intercontinental Exchange Holdings, Inc., a Delaware corporation.

“Immediate Family Members” means, with respect to any Person, such Person’s spouse, ancestors, descendants (whether by blood, marriage or adoption, and including spouses of such descendants), brothers and sisters (whether by blood, marriage or adoption) and inter vivos or testamentary trusts of which the only beneficiaries are such Person or any of the foregoing Persons.

“Initial Board” means the Board of Directors of Pubco immediately following the consummation of the Transactions.

“Insider Letter” means that certain letter agreement, dated as of September 22, 2020, by and among Pubco, the Sponsor and the other signatories thereto.

“Law” means each applicable federal, state, local, municipal, foreign or other law, order, judgment, rule, code, statute, legislation, regulation, principle of common law, treaty, convention, requirement, variance, proclamation, edict, decree, writ, injunction, award, ruling or ordinance that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Lock-Up Periods” means the Bakkt Equity Holders Lock-Up Period, the Private Placement Lock- Up Period and the Sponsor Lock-Up Period.

“Lock-Up Shares” means the Bakkt Equity Holders Lock-Up Shares, the Private Placement Lock- Up Shares and the Sponsor Lock-Up Shares.

“Merger” has the meaning set forth in the Recitals.

“Merger Agreement” has the meaning set forth in the Recitals. “Merger Sub” has the meaning set forth in the Recitals.

“Necessary Action” means, with respect to any party hereto and a specified result, all actions (to the extent such actions are not prohibited by applicable Law and within such party’s control, and in the case of any action that requires a vote or other action on the part of the Board to the extent such action is consistent with fiduciary duties that the Directors may have in such capacity) necessary to cause such result, including (a) calling special meetings of stockholders, (b) appearing at any meeting of the stockholders of Pubco or otherwise causing all shares of Common Stock to be counted as present thereat for purposes of calculating a quorum, (c) voting or providing a written consent or proxy, if applicable in each case, with respect to shares of Common Stock, (d) voting in favor of the adoption of stockholders’ resolutions and amendments to the Organizational Documents of Pubco, (e) executing agreements and instruments, (f) making, or causing to be made, with Governmental Authorities, all filings, registrations or similar actions that are required to achieve such result, and (g) nominating certain Persons for election to the Board in connection with the annual or special meeting of stockholders of Pubco.

“Non-Recourse Party” has the meaning set forth in Section 4.15.

“NYSE” the New York Stock Exchange.

“Organizational Documents” means: (a) the articles or certificate of incorporation and the by-laws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the limited liability company agreement, operating agreement and the certificate or articles of formation of a limited liability company; (e) the trust agreement and any documents that govern the formation of a trust; (f) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (g) any amendment to any of the foregoing.

“Permitted Transferee” means, with respect to a Stockholder: (a) any Sponsor Member, (b) any Immediate Family Member of such Stockholder, (c) any Affiliate of such Stockholder, (d) any Affiliate of any Sponsor Member or any Immediate Family Member of such Stockholder, or (e) any Controlled Entity of such Stockholder.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or other form of business organization, whether or not regarded as a legal entity under applicable Law, or any Governmental Authority or any department, agency or political subdivision thereof.

“Private Placement Lock-Up Period” means the Private Placement Warrants Lock-up Period (as defined in the Insider Letter as of the date hereof).

“Private Placement Lock-Up Shares” means the Sponsor Warrants and any shares of Class A Common Stock resulting from the exercise of any Sponsor Warrant.

“Pubco” has the meaning set forth in the Preamble.

“Pubco Common Stock Conversion” has the meaning set forth in the Recitals.

“Qualified Stockholder” means any Stockholder that, together with its Permitted Transferees that are a party hereto, holds (a) in the case of the Sponsor, then-issued and outstanding shares of Common Stock representing at least fifty percent (50%) of the shares of Common Stock held by Sponsor as of the Closing Date (subject to adjustment for any applicable stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation or similar transaction), or (b) in the case of any other Stockholder, at least five percent (5%) of the then-issued and outstanding shares of Common Stock.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as they may be amended from time to time.

“Sponsor” has the meaning set forth in the Preamble.

“Sponsor Director” has the meaning set forth in Section 2.01(a).

“Sponsor Lock-Up Period” means the Founder Shares Lock-up Period (as defined in the Insider Letter as of the date hereof).

“Sponsor Lock-Up Shares” means the Equity Securities of Pubco, including shares of Class A Common Stock, Beneficially Owned or otherwise held, directly or indirectly, by the Sponsor; provided that, notwithstanding anything herein to the contrary, in no event shall the Private Placement Lock-Up Shares be deemed or considered “Sponsor Lock-Up Shares” for purposes of this Agreement.

“Sponsor Member” means any direct or indirect equityholder of Sponsor as of the date of this Agreement.

“Sponsor Warrants” means the warrants to purchase 6,147,440 shares of Class A Common Stock issued to the Sponsor pursuant to that certain Private Placement Warrants Purchase Agreement, dated September 20, 2020, by and among the Sponsor and Pubco, for a purchase price of $1.00 per warrant.

“Stockholders” has the meaning set forth in the Preamble.

“Subsidiary” means, with respect to any specified Person, any corporation, limited liability company, partnership, association or other business entity of which: (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, representatives or trustees thereof is at the time owned or Controlled, directly or indirectly, by such specified Person or one or more of the other Subsidiaries of such specified Person or any combination thereof; or (ii) if a limited liability company, partnership, association or other business entity, a majority of the total voting power of membership interests (or equivalent ownership interests) of such limited liability company, partnership, association or other business entity is at the time owned or Controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or any combination thereof. Notwithstanding anything herein to the contrary, and for the avoidance of doubt, Bakkt Opco and its Subsidiaries shall be deemed Subsidiaries of Pubco.

“Third-Party Purchaser” means any Person who, immediately prior to the contemplated transaction, does not Beneficially Own or directly or indirectly have the right to acquire any outstanding Common Stock.

“Transactions” has the meaning set forth in the Recitals.

“Transfer” means, when used as a noun, any voluntary or involuntary transfer, sale, pledge or hypothecation or other disposition (whether by operation of law or otherwise) and, when used as a verb, to voluntarily or involuntarily transfer, sell, pledge or hypothecate or otherwise dispose of (whether by operation of law or otherwise), including, in each case, (a) the establishment or increase of a put equivalent position or liquidation with respect to, or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security or (b) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise. The terms “Transferee”, “Transferor”, “Transferred” and other forms of the word “Transfer” shall have correlative meanings.

“Unaffiliated Directors” has the meaning set forth in Section 2.01(a).

Section 1.02 Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. When used in this Agreement, unless the context otherwise requires: (a) “or” is disjunctive but not exclusive, (b) terms defined in the singular have a comparable meaning when used in the plural, and vice versa, (c) the words “hereof”, “herein” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, (d) Section references are to Sections of this Agreement, (e) references to the Preamble and Recitals are to the preamble and recitals to this Agreement and (f) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

ARTICLE II

CORPORATE GOVERNANCE MATTERS

Section 2.01 Election of Directors.

(a) Pubco and each Stockholder shall take all Necessary Action to cause the Initial Board to be comprised of [five to nine] ([5 to 9]) Directors, (i) one (1) of whom has been designated by the Sponsor (the “Sponsor Director”), who shall initially be Gordon Watson, (ii) one (1) of whom has been designated by Bakkt Opco (the “Bakkt Opco Director”), who shall initially be [•], and (iii) the remaining of whom have been jointly designated by the Sponsor and Bakkt Opco and a majority of whom qualify as “independent directors” under NYSE listing rules (the “Unaffiliated Directors”), who shall initially be [•], [•][, [•], [•], [•], [•]] and [•]. Pubco and each Stockholder shall take all Necessary Action to cause the foregoing Directors to be divided into three (3) classes of Directors, with each class serving for staggered three (3)-year terms as follows:

(i) the Class I Directors shall include [one/two/three] ([1/2/3]) Unaffiliated Director[s], who shall initially be [•][[, [•]] and [•]];

(ii) the Class II Directors shall include [one (1) Unaffiliated Director,] the Sponsor Director and the Bakkt Opco Director; and

(iii) the Class III Directors shall include [one/two/three] ([1/2/3]) Unaffiliated Director[s], who shall initially be [•][[, [•]] and [•]].

The initial term of the Class I Directors shall expire at the first (1st) annual meeting of stockholders of Pubco following the Closing Date at which Directors are elected. The initial term of the Class II Directors shall expire at the second (2nd) annual meeting of stockholders of Pubco following the Closing Date at which Directors are elected. The initial term of the Class III Directors shall expire at the third (3rd) annual meeting of stockholders of Pubco following the Closing Date at which Directors are elected.

(b) Pubco shall take all Necessary Action to cause the Board to elect and maintain a Chairman of the Board, who shall qualify as an “independent director” under NYSE listing rules, and who shall have such duties and responsibilities as are provided for in the Organizational Documents of Pubco.

(c) Prior to the second (2nd) annual meeting of stockholders of Pubco following the Closing Date at which Directors are elected, in the event that a vacancy is created at any time by the death, retirement, removal or resignation of the Sponsor Director or the Bakkt Opco Director, any individual nominated by or at the direction of the Board or any duly-authorized committee thereof to fill such vacancy shall be, and Pubco and each Stockholder shall take all Necessary Action to cause such vacancy to be filled as soon as possible by, (i) in the case of a vacancy created by the death, retirement, removal or resignation of the Sponsor Director, a designee of the Sponsor if the Sponsor is a Qualified Stockholder at such time, or (ii) in the case of a vacancy created by the death, retirement, removal or resignation of the Bakkt Opco Director, a designee of ICE if ICE is a Qualified Stockholder at such time.

Section 2.02 Committees. In accordance with the Organizational Documents of Pubco, (i) the Board shall establish and maintain committees of the Board for (x) Audit, (y) Compensation and (z) Nominating and Corporate Governance and (ii) the Board may from time to time by resolution establish and maintain other committees of the Board. The composition of each committee of the Board shall be in compliance with any applicable NYSE independence requirements.

Section 2.03 Independent Directors. Pubco has determined that the Initial Board referenced in Section 2.01(a) includes the requisite number of individuals meeting the independence requirements of the NYSE. Following such time as the Initial Board is constituted, Pubco shall take all Necessary Action to ensure that the Board consists of the requisite number of directors meeting the independence requirements of the NYSE or any other securities exchange on which the Equity Securities of Pubco are then listed.

Section 2.04 Compensation; Reimbursement of Expenses. Except to the extent the Sponsor, in respect of the Sponsor Director, or ICE, in respect of the Bakkt Opco Director, may otherwise notify Pubco, the Sponsor Director and the Bakkt Opco Director shall be entitled to compensation consistent with the compensation received by the Unaffiliated Directors, including any fees and equity awards. Pubco shall reimburse the Sponsor Director and the Bakkt Opco Director for all reasonable out-of-pocket expenses incurred by such Director in connection with such Director’s attendance at meetings of the Board or any committees thereof, including travel, lodging and meal expenses, on the same terms as such expenses are reimbursed to the Unaffiliated Directors.

Section 2.05 Indemnification. Pubco shall enter into an indemnification agreement with each of the Sponsor Director and the Bakkt Opco Director, each on substantially the same terms entered into with, and based on the same customary and reasonable form provided to, the other Directors. For the avoidance of doubt, for so long as the Sponsor Director or the Bakkt Opco Director serves as a Director, Pubco shall provide the Sponsor Director and the Bakkt Opco Director expense reimbursement, benefits, indemnity, exculpation and other arrangements on the same terms as those provided to the other Directors. For so long as the Sponsor Director or the Bakkt Opco Director serves as a Director, Pubco shall not amend, alter or repeal any right to indemnification or exculpation covering or benefiting the Sponsor Director or the Bakkt Opco Director, as applicable, as and to the extent consistent with applicable Law, contained in the Organizational Documents of Pubco (including Article VIII of the Certificate of Incorporation and Article V of the By-Laws)), any indemnification agreements with Directors or otherwise (whether such right is contained in the Organizational Documents of Pubco or another document) (except to the extent such amendment or alteration permits Pubco to provide broader indemnification or exculpation rights on a retroactive basis than permitted prior thereto).

Section 2.06 D&O Insurance. Pubco shall (i) purchase directors’ and officers’ liability insurance in an amount determined by the Board to be reasonable and customary and (ii) for so long as the Sponsor Director or the Bakkt Opco Director serves as a Director, maintain such directors’ and officers’ liability insurance coverage with respect to such Director.

Section 2.07 Information Sharing. To the extent permitted by applicable Law, each party hereto acknowledges and agrees that the Sponsor Director and the Bakkt Opco Director may share any information concerning Pubco and its Subsidiaries received by them from or on behalf of Pubco or its representatives with, in the case of the Sponsor Director, the Sponsor and its Designated Representatives, and, in the case of the Bakkt Opco Director, ICE and its Designated Representatives (subject to the Sponsor’s or ICE’s (as applicable) respective obligation to maintain the confidentiality of Confidential Information in accordance with Section 2.08).

Section 2.08 Confidentiality. Each of the Sponsor and ICE agrees (severally, and not jointly) that it will, and will direct its Designated Representatives to, keep confidential and not disclose any Confidential Information to any other Person (other than Pubco and its Designated Representatives); provided, however, that each of the Sponsor and ICE and their respective Designated Representatives may disclose Confidential Information (a) to their respective Designated Representatives who reasonably need to know or otherwise ordinarily receive such information (and solely for use by such Persons) in connection with the Sponsor’s or ICE’s (as applicable) investment in Pubco or (b) as Pubco may otherwise consent to in writing; provided, further, however, that (i) each Designated Representative shall be under an obligation of confidentiality to Pubco or the Sponsor or ICE (as applicable) with respect to such Confidential Information and (ii) each of the Sponsor and ICE agrees (severally, and not jointly) to be responsible for any breaches of this Section 2.08 by their respective Designated Representatives. Notwithstanding the foregoing, (i) no Person shall be deemed a Designated Representative of the Sponsor or ICE (and as a result subject to any of the obligations under this Section 2.08) unless such Person actually receives Confidential Information from, on behalf of, or at the request of, the Sponsor, ICE or their respective Designated Representatives (as applicable) and (ii) no Affiliates or portfolio companies of the Sponsor or ICE or any of their Affiliates will be deemed to be subject to this Section 2.08 solely due to the fact that one of its officers, members, managers, investment managers, members of the board of directors (or similar governing body), general partners or employees who has received or had access to any Confidential Information serves as an officer, member, manager, investment manager, member of the board of directors (or similar governing body), general partner, employee or agent of such Affiliate or portfolio company; provided that such officer, member, manager, investment manager, member of the board of directors (or similar governing body), general partner or employee does not provide any Confidential Information to the other officers, members, managers, investment managers, members of the board of directors (or similar governing body), general partners or employees of such Affiliate or portfolio company.

ARTICLE III

RESTRICTIONS ON TRANSFER

Section 3.01 General Restrictions on Transfer.

(a) Except as permitted by Section 3.02, no Bakkt Equity Holder shall Transfer, or make a public announcement of any intention to Transfer, any Bakkt Equity Holders Lock-Up Shares during the period commencing on the Closing Date and continuing until the six (6)-month anniversary of the Closing Date (the “Bakkt Equity Holders Lock-Up Period”).

(b) Except as permitted by Section 3.02, the Sponsor shall not Transfer, or make a public announcement of any intention to Transfer, any Private Placement Lock-Up Shares during the Private Placement Lock-Up Period.

(c) Except as permitted by Section 3.02, the Sponsor shall not Transfer, or make a public announcement of any intention to Transfer, any Sponsor Lock-Up Shares during the Sponsor Lock-Up Period.

Section 3.02 Permitted Transfers.

(a) No prohibition in Section 3.01 shall apply to: (i) Transfers permitted by Section 3.02(b) (except as otherwise provided in Section 3.02(c)); (ii) Transfers by any Bakkt Equity Holder following the expiration of the Bakkt Equity Holders Lock-Up Period; (iii) Transfers of the Private Placement Lock-Up Shares by the Sponsor following the expiration of the Sponsor Lock-Up Period; or (iv) Transfers of the Sponsor Lock-Up Shares by the Sponsor following the expiration of the Sponsor Lock- Up Period.

(b) Notwithstanding anything to the contrary contained in this Agreement (including Section 3.01), subject to Section 3.02(c), during the Lock-Up Period applicable to such Person, each Bakkt Equity Holder and the Sponsor may Transfer, without the consent of any other party hereto, any of such Person’s Lock-Up Shares:

(i) to any of such Person’s Permitted Transferees; provided that, in respect of Transfers to an Immediate Family Member or an Affiliate of such Person (other than pursuant to Section 3.02(b)(iii)), no consideration is paid by such Immediate Family Member or Affiliate and such Transfer is conditioned on the receipt by Pubco of an undertaking by such Immediate Family Member or Affiliate to Transfer such shares of Lock-Up Shares back to the applicable Transferor if such Immediate Family Member or Affiliate ceases to be an Immediate Family Member or an Affiliate of such Transferor;

(ii) pursuant to any liquidation, merger, stock exchange or other similar transaction of Pubco with a Third-Party Purchaser that results in all of Pubco’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property and a change in Control of Pubco; or

(iii) in the case of a Stockholder that is a natural person, upon death of such Stockholder by will or other instrument taking effect at the death of such Stockholder or by applicable Laws of descent and distribution to such Stockholder’s Immediate Family Members.

(c) In respect of any Transfers permitted by Section 3.02(b)(i) or Section 3.02(b)(iii), (i) the applicable Transferee shall be required, at the time of and as a condition to such Transfer, to become a party to this Agreement by executing and delivering to Pubco a joinder in the form attached to this Agreement as Exhibit A, whereupon such Transferee will be treated as a party hereto (with the same rights and obligations as the Transferor (including, for the avoidance of doubt, the restrictions in Section 3.01)) for all purposes of this Agreement, and such Transfer shall not be recognized unless and until such joinder is executed and delivered to Pubco, (ii) prior written notice of such Transfer shall be given to Pubco, the Sponsor and ICE, and (iii) the applicable Transferee shall not be permitted to Transfer such Lock-Up Shares further without compliance with the provisions of this Agreement that are applicable to the initial Transferor. For the avoidance of doubt, in connection with any Transfer of Lock-Up Shares pursuant to Section 3.02(b)(i) or Section 3.02(b)(iii), the restrictions and obligations contained in this Article III shall continue to apply to such Lock-Up Shares for the Lock-Up Period applicable to the initial Transferor.

Section 3.03 Miscellaneous Provisions Relating to Transfers.

(a) Pubco shall place customary restrictive legends on the certificates or book entries representing the Equity Securities subject to this Agreement (including the Lock-Up Shares), in addition to any legends required by applicable Law, and remove such restrictive legends at the time the restrictions and obligations contemplated hereby are no longer applicable to Equity Securities represented by such certificates or book entries.

(b) Any attempt to Transfer any Lock-Up Shares that is not in compliance with this Agreement shall be null and void, and Pubco shall not, and shall cause any transfer agent not to, give any effect in Pubco’s stock records to such attempted Transfer and the purported Transferee in any such purported Transfer shall not be treated as the owner of such Lock-Up Shares for any purposes of this Agreement.

(c) Notwithstanding any other provision of this Agreement, each of the parties hereto acknowledge and agree that, notwithstanding anything to the contrary contained in this Agreement, the Equity Securities of Pubco and Bakkt Opco (as applicable) (including the Lock-Up Shares), in each case, Beneficially Owned by such Person shall remain subject to any restrictions on Transfer under applicable securities Laws of any Governmental Authority, including all applicable holding periods under the Securities Act and other rules of the Securities and Exchange Commission, and, as applicable, the Organizational Documents of Bakkt Opco.

ARTICLE IV

GENERAL PROVISIONS

Section 4.01 Termination.

(a) Except as provided in Section 4.01(b), this Agreement shall terminate (i) solely as to any Stockholder, at such time as such Stockholder and its Permitted Transferees no longer Beneficially Own or otherwise hold any Equity Securities of Pubco, and (ii) as to all parties hereto, upon the earlier of (x) the mutual written agreement of Pubco and each Qualified Stockholder at the time of such mutual written agreement and (y) immediately following the second (2nd) annual meeting of stockholders of Pubco following the Closing Date at which Directors are elected.

(b) The termination of this Agreement, whether in respect of any particular Stockholder and/or all parties hereto, shall not affect: (i) the existence of Pubco; (ii) the obligation of any party to pay any amounts arising on or prior to the date of termination, or as a result of or in connection with such termination; (iii) the rights which any Stockholder may have by operation of law as a stockholder of Pubco; or (iv) the rights contained herein which are intended to survive termination of this Agreement. The following provisions shall survive any termination of this Agreement: Section 1.02, Section 2.05, Section 2.06 and this Article IV.

Section 4.02 Notices. Any notice, designation, request, request for consent or consent provided for in this Agreement shall be in writing and shall be either personally delivered, sent by facsimile or other electronic transmission (including e-mail) or sent by reputable overnight courier service (charges prepaid) to the respective parties as follows, and shall be deemed to have been given or made (i) when delivered, if delivered personally by hand to the intended recipient (with written confirmation of receipt), (ii) when sent, if sent by facsimile (with confirmation of transmission) or by electronic transmittal (including e-mail) (provided that the sending party does not receive an automatically generated message from the recipient’s e-mail server that such e-mail could not be delivered to such recipient), and (iii) one (1) Business Day after deposit with a reputable overnight courier service. Unless another address is specified in writing pursuant to this Section 4.02, notices, designations, requests, requests for consent or consents shall be sent to the addresses indicated below:

if to Pubco, to:

Bakkt Holdings, Inc.

5900 Windward Parkway, Suite 450

Alpharetta, GA 30005

Attention: General Counsel

E-mail: marc.dannuzio@bakkt.com

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP

300 West 6th Street, 22nd Floor

Austin, Texas 78701

Attention: J. Matthew Lyons

E-mail:     Matt.Lyons@Shearman.com

if to the Sponsor, to:

Victory Park Management, LLC

c/o VPC Impact Acquisition Holdings Sponsor, LLC

150 North Riverside Plaza, Suite 5200

Chicago, Illinois 60606

Attention: Scott Zemnick

Facsimile: (312) 701-0794

E-mail: szemnick@vpcadvisors.com

with a copy (which shall not constitute notice) to:

White & Case LLP

111 South Wacker Drive, Suite 5100

Chicago, Illinois 60606

Attention:     Raymond Bogenrief

Facsimile:    (312) 881-5450

E-mail:         Raymond.Bogenrief@whitecase.com

if to any Bakkt Equity Holder, to:

the address of such Bakkt Equity Holder set forth on its signature page hereto.

Section 4.03 Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by (a) Pubco and each Qualified Stockholder at the time of such amendment, supplement or modification; provided, however, that any such amendment, supplement or modification that materially and adversely changes the rights or obligations of any Stockholder party hereto in a manner that is disproportionate to all other Stockholders shall require the prior written consent of such Stockholder. No failure or delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver of any provision or default under, nor consent to any exception to, this Agreement shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver or consent and then only to the specific purpose, extent and instance so provided; provided that, notwithstanding the foregoing, no waiver of any provision or default under, nor any consent to any exception to, the terms and provisions of Article III shall be effective unless in writing and signed by each of (i) Pubco, (ii) for so long as the Bakkt Equity Holders or their respective Permitted Transferees continue to Beneficially Own or otherwise hold Common Stock, ICE, (iii) for so long as the Sponsor or its Permitted Transferees continue to Beneficially Own or otherwise hold Common Stock, the Sponsor, and (iv) if such party hereto is not already required to sign pursuant to the foregoing clauses (i) through (iii), the party asserted to have granted such waiver or consent.

Section 4.04 Further Assurances. Each party to this Agreement shall cooperate and take such action as may be reasonably requested by another party to this Agreement in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

Section 4.05 Assignment. No party may assign this Agreement nor any right or obligation of such party, in whole or in part, without the express prior written consent of (a) Pubco and (b) each Qualified Stockholder at the time of such amendment, supplement or modification, and any attempted assignment in violation of this Section 4.05 shall be null and void and of no effect; provided that, in connection with a Transfer pursuant to and permitted by Article III, the Sponsor, each Bakkt Equity Holder and their respective Permitted Transferees may assign any and all rights and obligations of such Person, (x) to a Permitted Transferee in compliance with, and to the extent not expressly prohibited by Article III, in each case, without the prior consent of any other party, or (y) to any other Person in compliance with, and to the extent not expressly prohibited by Article III, in each case, with the express prior written consent of Pubco. All of the terms and provisions of this Agreement shall be binding upon the parties hereto and their respective successors, assigns, heirs and representatives, but shall inure to the benefit of and be enforceable by the successors, assigns, heirs and representatives of any party (including, such party’s Permitted Transferees) only to the extent that they are permitted successors, assigns, heirs and representatives (including, Permitted Transferees) pursuant to the terms of this Agreement.

Section 4.06 Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any Person, other than the parties hereto and their respective permitted successors, assigns, heirs and representatives (including, Permitted Transferees), any rights or remedies under this Agreement or otherwise create any third-party beneficiary hereof.

Section 4.07 Governing Law. THIS AGREEMENT AND ITS ENFORCEMENT AND ANY CONTROVERSY ARISING OUT OF OR RELATING TO THE MAKING OR PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY LAW, RULE OR PROCEDURE (INCLUDING ANY CHOICE OF LAW OR CONFLICT OF LAW PRINCIPLES) THAT WOULD CAUSE THE APPLICATION OF THE LAWS, RULES OR PROCEDURES OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

Section 4.08 Jurisdiction; WAIVER OF JURY TRIAL. Each party hereto hereby (i) agrees that any action directly or indirectly arising out of, under or relating to this Agreement shall exclusively be brought in and shall exclusively be heard and determined by the Court of Chancery of the State of Delaware, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware (and in each case, any appellate courts thereof), and (ii) solely in connection with the action(s) contemplated by clause (i) of this Section 4.08, (A) irrevocably and unconditionally consents and submits to the exclusive jurisdiction of the courts identified in clause (i) of this Section 4.08, (B) irrevocably and unconditionally waives any objection to the laying of venue in any of the courts identified in clause (i) of this Section 4.08, (C) irrevocably and unconditionally waives and agrees not to plead or claim that any of the courts identified in such clause (i) is an inconvenient forum or does not have personal jurisdiction over any party hereto, and (D) agrees that mailing of process or other papers in connection with any such action in the manner provided herein or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM OR ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE SERVICES CONTEMPLATED HEREBY.

Section 4.09 Specific Performance. Each party hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the other parties hereto would be irreparably harmed and could not be made whole by monetary damages. Each party accordingly agrees to waive the defense in any action for specific performance that a remedy at law would be adequate and agrees that the parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to specific performance of this Agreement without the posting of a bond.

Section 4.10 Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. There are no agreements, representations, warranties, covenants or understandings with respect to the subject matter hereof or thereof other than those expressly set forth herein and therein. This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter. Notwithstanding the foregoing, nothing herein shall affect the rights and obligations of Pubco or the Stockholders or their respective Affiliates under any other agreements with respect to confidentiality and non-use of information, which the parties expressly agree shall not be superseded by the terms of this Agreement.

Section 4.11 Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (i) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by applicable Law, (ii) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by applicable Law, and (iii) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.

Section 4.12 Table of Contents, Headings and Captions. The table of contents, headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

Section 4.13 Counterparts. This Agreement and any amendment hereto may be signed in any number of separate counterparts (including by facsimile, pdf or other electronic document transmission), each of which shall be deemed an original, but all of which taken together shall constitute one Agreement (or amendment, as applicable).

Section 4.14 Subsequent Acquisition of Securities. Each Stockholder agrees that any Equity Securities of Pubco or Bakkt Opco which it shall hereafter acquire by means of a stock split, stock dividend, distribution, exercise of warrants or options, purchase or otherwise (other than in respect of the exercise of any Sponsor Warrants) shall be subject to the provisions of this Agreement to the same extent as if held on the date hereof.

Section 4.15 No Recourse. This Agreement may only be enforced against and any claims or cause of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, the transactions contemplated hereby or the subject matter hereof may only be made against, the parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, investment manager, partner, equityholder, agent, attorney or representative of any party hereto or any past, present or future Affiliate, director, officer, employee, incorporator, member, manager, investment manager, partner, equityholder, agent, attorney or representative of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

PUBCO:

BAKKT HOLDINGS, INC.

By:
Name:
Title:

[Signature Page to Stockholders Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

BAKKT EQUITY HOLDER:

[•]

By:
Name:
Title:

Address for Notices:

Attention:

Facsimile:

E-mail:

[Signature Page to Stockholders Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

SPONSOR:

VPC IMPACT ACQUISITION HOLDINGS SPONSOR, LLC

By:	Victory Park Management, LLC
Title:	Manager

By:
Name:	Scott Zemnick
Title:	Authorized Signatory

[Signature Page to Stockholders Agreement]

SCHEDULE 1

BAKKT EQUITY HOLDERS

[TO BE INCLUDED]1

1	Note to Draft: All members of Bakkt Holdings, LLC that will receive shares in Pubco to be listed.

EXHIBIT A

A FORM OF JOINDER

(See attached)

JOINDER

This Joinder (this “Joinder”) to the Stockholders Agreement is made and entered into as of                                              , is between ________________, (“Transferor”) and _____________________(“Transferee”).

WHEREAS, as of the date hereof, Transferee is acquiring                            [shares of Class A Common Stock/shares of Class V Common Stock/Bakkt Opco Common Units] (the “Acquired Interests”) from Transferor;

WHEREAS, Transferor is a party to that certain Stockholders Agreement, dated as of [•], among Bakkt Holdings, Inc. and the other persons party thereto (the “Stockholders Agreement”); and

WHEREAS, Transferee is required, at the time of and as a condition to such Transfer, to become a party to the Stockholders Agreement by executing and delivering this Joinder, whereupon such Transferee will be treated as a party (with the same rights and obligations as the Transferor) for all purposes of the Stockholders Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.1 Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Stockholders Agreement.

Section 1.2 Acquisition. The Transferor hereby Transfers to the Transferee all of the Acquired Interests.

Section 1.3 Joinder. Transferee hereby acknowledges and agrees that (a) such Transferee has received and read the Stockholders Agreement, (b) such Transferee is acquiring the Acquired Interests in accordance with and subject to the terms and conditions of the Stockholders Agreement and (c) such Transferee will be treated as a party to the Stockholders Agreement (with the same rights and obligations as the Transferor) for all purposes of the Stockholders Agreement.

Section 1.4 Notice. Any notice, demand or other communication under the Stockholders Agreement to Transferee shall be given to Transferee at the address set forth on the signature page hereto in accordance with Section 4.02 of the Stockholders Agreement.

Section 1.5 Governing Law. This Joinder shall be governed by and construed in accordance with the Law of the State of Delaware.

Section 1.6 Counterparts; Electronic Delivery. This Joinder may be executed and delivered in one or more counterparts, by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Joinder or any document to be signed in connection with this Joinder shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by the parties as of the date first above written.

TRANSFEROR:

Print
Name:

By:
Name:
Title:

[Signature Page to Joinder]

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by the parties as of the date first above written.

TRANSFEREE:

Print
Name:

By:
Name:
Title:

Address for Notices:

Attention:

Facsimile:

E-mail:

[Signature Page to Joinder]